UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02 (e): Extension of Charles K. Gallagher’s Employment Agreement.

On June 3, 2008, Virgin Media Inc. (the “Company”) entered into an agreement with Charles K. Gallagher, the Company’s Senior Vice President-Finance to extend his employment with the Company (the “Extension Agreement”).  The Extension Agreement extends the term of Mr. Gallagher’s employment to December 31, 2008, and provides for the payment, effective April 1, 2008, of an additional monthly allowance of £80,000 per annum (pro rata) for the period of time during which he serves as the Company’s principal financial officer.  The Extension Agreement also provides for the payment of a pro rata bonus during the Second Term (as defined below), subject to the achievement of the relevant performance conditions.  As a result of this extension, after July 1, 2008,  50% of the stock options granted to Mr. Gallagher pursuant to his employment agreement, dated as of December 18, 2007 (the “Employment Agreement”), or 62,500 options, will vest on December 31, 2008, subject to the terms and conditions set forth in the Employment Agreement.

The Employment Agreement provides for an initial term, expiring on June 30, 2008 (the “Initial Term”) with an option by the Company to extend the contract until December 31, 2008 (the “Second Term”). Pursuant to the Employment Agreement, the Company agreed to provide Mr. Gallagher with the following compensation and benefits:

•                  a base salary of £250,000 per year.

•                  a cash bonus of £87,500 in respect of each of the Initial Term and the Second Term, subject to the achievement of performance conditions during each such term.

•                  the opportunity to participate in health insurance and life insurance plans, policies, programs and arrangements in accordance with the Company’s policies as in effect from time to time, as well as the right to receive the benefits of the Company’s standard expatriate benefits package.

In connection with his entry into the Employment Agreement, the Company granted Mr. Gallagher options to purchase 125,000 shares of common stock of the Company at a per share exercise price of $17.26, of which 62,500 vest on June 30, 2008 (the “Initial Term Options”) and, if contract is extended, 62,500 vest on December 31, 2008 (the “Second Term Options”).  In the event of a termination by the Company in the Initial Term, the Initial Term Options will vest; and in the event of a termination by the Company in the Second Term, the Second Term Options will vest. Upon termination, the Initial Term Options and, if applicable, the Second Term Options, that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised by Mr. Gallagher within one year after such termination.

Pursuant to the Employment Agreement, upon a termination without cause or termination in connection with a change of control, Mr. Gallagher would be paid a lump-sum cash severance payment equal to the amount of base salary to be paid through to the remainder of the Initial Term, or if extended, the Second Term as the case may be.

The foregoing summaries of the Employment Agreement and the Extension Agreement are qualified in their entirety by reference to the full text of each of the Employment Agreement and the Extension Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2 respectively and incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

                d) Exhibits

10.1                             Employment Agreement, dated as of December 18, 2007, between Virgin Media Inc. and Charles K. Gallagher.

10.2                             Extension Agreement, dated as of June 3, 2008, between Virgin Media Inc. and Charles K. Gallagher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2008	VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, dated as of December 18, 2007, between Virgin Media Inc. and Charles K. Gallagher.
10.2	Extension Agreement, dated as of June 3, 2008, between Virgin Media Inc. and Charles K. Gallagher.